Exhibit 99.4

SEQUENOM, INC.

NEW-HIRE EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my nonstatutory stock option that I elect to purchase the number of shares for the price set forth below.

Stock option grant date:	_______________

Number of shares as to which option is exercised:	_______________

Certificates to be issued in name of:	______________________________

Exercise price per share:	$ _______________

Total exercise price:	$ _______________

Payment delivered herewith:	$ _______________

Form of payment:

☐       Cash or check

☐       Bank draft or money order payable to the Company

☐       Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded

☐       Delivery of already-owned shares if the Shares are publicly traded

☐       Net exercise

1.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the New-Hire Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

SUBMITTED BY:	ACCEPTED BY:

SEQUENOM, INC.

By:
Printed Name	Signature

Title:

Date:
Signature

2.